FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433
                                                                                                                   Registration Statement No. 333-227176

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43
Board of Trade (NIRE) No. 33.30029520-8
Publicly-Held Company

NOTICE TO SHAREHOLDERS

Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”), in addition to the information published in the Material Facts dated October 3, 2018 and October 26, 2018, and in the Notices to Shareholders dated November 13, 2018 and December 10, 2018, hereby informs its shareholders and the market that the term for the subscribers who exercised their preemptive rights to pay the subscription price for the New Common Shares subscribed by them in the Capital Increase – New Resources, originally expected for January 4, 2019, has been postponed until January 9, 2019. The subscription certificates (recibos de subscrição) for the New Common Shares subscribed in the exercise of the preemptive rights in B3 will be available to the subscribers on January 9, 2019.

As a result, the dates and terms subsequent to the payment of the New Common Shares, which were disclosed in the Notices to Shareholders dated November 13, 2018 and December 10, 2018, including the date on which shareholders will be notified in relation to their respective allocations of excess unsubscribed shares and the period to pay for such excess shares, will also be adjusted and disclosed by the Company in due time.

The Company further clarifies that the other terms and conditions of the Capital Increase – New Resources, including the term for the exercise of the preemptive rights, remain unchanged.

More detailed information about the Capital Increase – New Resources is available on the CVM website (http://www.cvm.gov.br/) or on B3’s website (http://www.bmfbovespa.com.br/en), or with the Company’s Investor Relations Department (http://ri.oi.com.br), at (21) 3131-2918 or by e-mail: invest@oi.net.br.

Rio de Janeiro, January 3, 2019.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Important Information

The offering of common shares of the Company (“Common Shares”) and American Depositary Shares, each representing five Common Shares (“Common ADSs”) upon the exercise of preemptive rights is being made pursuant to an effective registration statement (including a prospectus) that has been filed with the U.S. Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus in that registration statement and other documents that Oi has filed with the SEC for more complete information about the company and the offering of Common Shares and Common ADSs upon the exercise of preemptive rights. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus if you request it by calling toll-free 1-800-628-8536.

Special Note regarding Forward-looking Statements:

This Notice to Shareholders contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Company, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of the Company, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”), SEC or of regulatory authorities in other applicable jurisdictions, the Company and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Company makes on related subjects in reports and communications the Company files with the CVM and the SEC.